UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 23, 2025

PAVMED INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-37685	47-1214177
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

360 Madison Avenue, 25th Floor, New York, New York	10017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (917) 813-1828

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.001 Per Share	PAVM	The Nasdaq Stock Market LLC
Series Z Warrants to Purchase Common Stock	PAVMZ	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 23, 2025, PAVmed Inc. (the “Company”) received a notice from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) stating that, for the prior 30 consecutive business days (through January 22, 2025), the closing bid price of the Company’s common stock had been below the minimum of $1 per share required for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2).

The notification letter stated that the Company would be afforded 180 calendar days (until July 22, 2025) to regain compliance. In order to regain compliance, the closing bid price of the Company’s common stock must be at least $1 for a minimum of ten consecutive business days. The notification letter also stated that, in the event the Company does not regain compliance within the initial 180-day period, the Company may be eligible for an additional 180-day period. If the Company is not eligible for the additional 180-day period, or if it appears to the Nasdaq staff that the Company will not be able to cure the deficiency, the Nasdaq Listing Qualifications Department will provide notice after the end of the initial 180-day period that the Company’s securities will be subject to delisting.

The Nasdaq notification has no effect at this time on the listing of the Company’s common stock or Series Z warrants, and the common stock and Series Z warrants will continue to trade uninterrupted under the symbol “PAVM” and “PAVMZ,” respectively, or on the Company’s efforts to regain compliance with Nasdaq Listing Rule 5550(b)(2), as discussed in its current report on Form 8-K filed, on January 21, 2025. The Company intends to consider all available options to regain compliance with the Nasdaq listing standards.

Item 3.02. Unregistered Sales of Equity Securities.

On January 24, 2025, the Company consummated the sale of 2,653 shares of its Series C Convertible Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”), for a purchase price of approximately $2.653 million, which was satisfied through the cancellation of certain unsecured debt obligations owed by the Company.

The sale was completed pursuant to the previously disclosed Securities Purchase Agreement, dated November 20, 2024 (the “Securities Purchase Agreement (Series C)”), between the Company and the holder of the Company’s outstanding Senior Secured Convertible Notes issued pursuant to that certain Securities Purchase Agreement dated as of March 31, 2022. The key terms of the Securities Purchase Agreement (Series C) are described in the Company’s current report on Form 8-K, filed on November 21, 2024 (the “Signing 8-K”), which description is incorporated herein by reference.

The key terms of the Series C Preferred Stock issued pursuant to the Securities Purchase Agreement (Series C), including the terms of conversion thereof and the effect of the issuance thereof on the holders of the Company’s common stock, also are described in the Signing 8-K, which description is incorporated herein by reference. If all the shares of Series C Preferred Stock issued pursuant to the Securities Purchase Agreement (Series C) are converted into the Company’s common stock at the voluntary conversion price of $1.068 per share, we estimate that we would issue 2,484,082 shares upon conversion of such Series C Preferred Stock. Upon the occurrence of certain events, the Series C Preferred Stock issued pursuant to the Securities Purchase Agreement (Series C) also may be converted into shares of the Company’s common stock at a conversion price based on the then-current market price, subject to a maximum price equal to the voluntary conversion price and a floor price equal to $0.2136 per share. If the Series C Preferred Stock issued pursuant to the Securities Purchase Agreement (Series C) was converted into shares of common stock at the floor price, we estimate that we would issue 12,420,412 shares upon conversion of such Series C Preferred Stock.

The offer and sale of the Series C Preferred Stock pursuant to the Securities Purchase Agreement, and the offer and sale of the Company’s common stock issuable under such Series C Preferred Stock, are exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) of the Securities Act, because, among other things, the transaction did not involve a public offering, the investors are accredited investors, the investors are taking the securities for investment and not resale and the Company took appropriate measures to restrict the transfer of the securities.

Item 3.03. Material Modification to Rights of Security Holders.

The information set forth and incorporated by reference under Item 3.02 is incorporated under this item by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
4.1	Certificate of Designations of Series C Convertible Preferred Stock (incorporated by reference to Exhibit 4.1 of our current report on Form 8-K, filed on January 21, 2025).
10.1	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.2 of our current report on Form 8-K, filed on November 21, 2024).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 24, 2025	PAVMED INC.

	By:	/s/ Dennis McGrath
Dennis McGrath
President and Chief Financial Officer